SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT: September 3, 2005

(Date of earliest event reported)

OVERSEAS PARTNERS LTD.

(Exact name of registrant as specified in its charter)

Islands of Bermuda	0-11538	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file Number)	(I.R.S. Employer Identification No.)

Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda

                            (Address of principal executive offices)                             (Zip Code)

Registrant’s telephone number, including area code (441) 295-0788

Not Applicable

Former name, former address and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 3, 2005, Overseas Partners Ltd. (“OPL”) and Catalina Holdings Ltd. (“Catalina”) entered into a definitive stock purchase agreement pursuant to which Catalina will purchase from OPL 100% of the outstanding shares of OPL’s wholly owned subsidiary, Overseas Partners Re Ltd. (“OP Re”). The purchase price is $170.5 million, subject to adjustment in certain circumstances, and is payable in cash. OPL’s loss on sale will be approximately $27 million. At June 30, 2005, OP Re had total assets of $363 million and gross loss reserves of $141 million. OPL expects the closing of the transaction will occur on or about September 30, 2005.

Catalina is a Bermuda company and was established by Chris Fagan and Marwyn Capital with the acquisition funding provided by Nikko Principal Investments Limited and RBS Equity Finance and senior debt facilities provided by Barclays Bank.

Each of OPL and Catalina has made warranties and covenants in the stock purchase agreement including, among others, covenants by OPL (i) to seek approval from Catalina prior to taking certain actions during the period through to the date of closing of the transaction and (ii) not to solicit or (subject to certain exceptions) enter into any discussions or agreement regarding any acquisition of OP Re or any substantial part of OP Re’s business, assets or capital stock or any merger, amalgamation, consolidation or other business combination involving OP Re.

The completion of the transaction is subject to customary closing conditions, including the receipt of regulatory approval from the Bermuda Monetary Authority and Catalina’s debt finance arrangements becoming unconditional. The stock purchase agreement contains certain termination rights for both OPL and Catalina, and provides that if OPL terminates the stock purchase agreement to enter into a definitive agreement relating to a superior proposal received from another party, OPL must pay a “break fee” of $5,000,000 to Catalina. Further, the stock purchase agreement will terminate if, prior to closing of the transaction, OP Re suffers a material diminution of consolidated shareowner’s equity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned, hereunto duly authorized.

Date: September 9, 2005	OVERSEAS PARTNERS LTD. (Registrant)

	By:	/s/ Mark R. Bridges
Mark R. Bridges President and Chief Executive Officer